Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-216697) and in the Registration Statement on Form S-8 (No. 333-212052) of our report dated November 12, 2019 with respect to our audit of the Historical Statement of Revenues and Certain Direct Operating Expenses of the Pembroke Apartments for the year ended December 31, 2018, included in the Amendment No. 1 to NexPoint Residential Trust, Inc.’s Current Report on Form 8-K filed with the SEC on November 12, 2019.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
November 12, 2019